EXHIBIT 4.1

EL CAPITAN PRECIOUS METALS, INC.

and

OTR, INC.

Rights Agent

___________

Amendment No. 1 to Rights Agreement

Dated as of August 25, 2011

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT No. 1 (the “Amendment”), dated as of August 25, 2011, to the Rights Agreement, dated as of December 28, 2005 (the “Rights Agreement”) between El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”), and OTR, Inc. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement pursuant to this Amendment.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.         Amendment to Definition of “Final Expiration Date.” Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to exercise on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each share of Common Stock (or, if applicable, such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earlier of (i) the close of business on September 6, 2011 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such earlier time being herein referred to as the “Expiration Date”).  Any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock may exercise all of the rights of a registered holder of a Rights Certificate with respect to the Rights associated with such shares of Common Stock in accordance with and subject to the provisions of this Agreement, including the provisions of Section 7(e) hereof, as of the date such Person becomes a record holder of shares of Common Stock.”

2.        Conforming Amendments to Agreement and Exhibits.  All other references to “December 28, 2015” as the “Final Expiration Date” in the Rights Agreement, including in the Exhibits thereto, are hereby amended to be “September 6, 2011.”

3.         Definitions.  All capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

4.         Effectiveness. This Amendment No. 1 shall be effective as of the date hereof.  Each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and, except for those provisions of the Rights Agreement that expressly survive the termination of the Rights Agreement, shall be of no further force and effect.

5.         Governing Law.   This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.         Miscellaneous.

(a)       The amendment to the Rights Agreement set forth herein is limited precisely as written and shall not be deemed to be a consent to any waiver of or a modification of any other term or condition of the Rights Agreement or any of the instruments or agreements referred to therein. Except as expressly modified hereby, the terms and conditions of the Rights Agreement shall continue in full force and effect. Whenever the Rights Agreement is hereinafter referred to, it shall be deemed to mean the Rights Agreement as amended and modified hereby.

(b)       If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon a determination that any term, provision, covenant or restriction of this Amendment is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner..

(c)       This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by facsimile or PDF copy, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

(d)       The headings of the sections of this Amendment No. 1 have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the day and year first written above.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Charles C. Mottley
Charles C. Mottley, President and CEO

OTR, INC.

By:	/s/ Robert E. Roach
Name: Robert E. Roach
Title: Vice President

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